United States securities and exchange commission logo





                       May 22, 2024

       Carlos Macau
       Chief Financial Officer
       HEICO CORP
       3000 Taft Street
       Hollywood , Florida 33021

                                                        Re: HEICO CORP
                                                            Form 10-K for the
fiscal year ended October 31, 2023
                                                            File No. 001-04604

       Dear Carlos Macau:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing